Company Contact:
                                    John F. DeBernardis, Ph.D., President & CEO
                                    (847) 573-8000

                                    Agency Contact: Ira Weingarten/Steve Chizzik
                                    Equity Communications
                                    (805) 897-1880

                                    Media Contact: Deanne Eagle
                                    (917) 837-5866

           bioMerieux to License Applied NeuroSolutions' Technology to
                          Diagnose Alzheimer's Disease

       Agreement contemplates technology assessment, worldwide licensing, regulatory filing, and marketing on a non-exclusive basis.

Vernon Hills,  IL,  December 13, 2004--  Applied  NeuroSolutions,  Inc. (OTC BB:
APNS, www.appliedneurosolutions.com), headquartered here, said today it signed a non-exclusive agreement with bioMerieux, SA. (Euronext : FR0010096479 - BIM) with the aim of bringing to market on a worldwide basis what is expected to be the first definitive biologic test for the diagnosis of Alzheimer's disease ("AD").

The licensing agreement, including all milestones, can be worth in excess of $5 million, plus substantial royalties. The agreement grants bioMerieux an option to further evaluate the APNS technology before going forward.

Based in Marcy L'Etoile, France, bioMerieux is a leading international diagnostics group that specializes in the field of in vitro diagnostics for clinical and industrial applications. The company trades on the Paris exchange under the symbol BIM.

Under terms of the non-exclusive agreement announced today, which includes an upfront payment, potential milestones, and potential substantial royalties, bioMerieux would be financially responsible for obtaining regulatory approvals to develop and sell diagnostic test(s) for Alzheimer's disease using the APNS technology.
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Over the past decade,  Applied NeuroSolutions has worked in cooperation with the
Albert Einstein College of Medicine to develop a cerebrospinal fluid (CSF) assay that has consistently identified AD with much greater than 80% sensitivity and specificity in more than 2000 patient samples. This is the level of sensitivity and specificity that has been determined by the Ronald and Nancy Reagan Research Institute of the Alzheimer's Association to be the "industry standard" for AD diagnostics. In addition, the company is developing a blood serum test that would be sensitive and specific enough to also meet this "industry standard".

According to Dr. John DeBernardis, Applied NeuroSolutions President & CEO, "Today's agreement is the first major step in a multi-agent, multi-channel marketing strategy designed to maximize the commercial potential of the company's AD diagnostic technology. We are very pleased that a company with the worldwide reach and enormous prestige of bioMerieux has agreed to participate with us in this important effort."

About bioMerieux

bioMerieux is a leading international diagnostics group that specializes in the field of in vitro diagnostics for clinical and industrial applications, with annualized sales in excess of 915 million euros (over $1 billion US).

In 2003, eighty two percent of the company's sales are international. The company is present in more than 130 countries through 33 subsidiaries and a large network of distributors, which positions the company well to benefit from the growth potential of the in vitro diagnostics market. Some important drivers that underpin this growth are aging populations and age-related illness, illnesses related to life-style and eating habits, the emerging new pathogens, the development of antibiotic-resistant bacteria, the fight against bio-terrorism, the recognition of the importance of the quality of food products, cosmetics and pharmaceuticals.

bioMerieux is listed on the Premier Marche of Euronext,  Paris  (FR0010096479  -
BIM).

About Applied NeuroSolutions

In partnership with Albert Einstein College of Medicine, Applied NeuroSolutions is developing products to diagnose and treat Alzheimer's disease based on a novel theory of AD and its pathology. The company is developing a cerebrospinal Ffluid (CSF) test to detect Alzheimer's disease at a very early stage with 85%-95% accuracy. The company is also developing a blood serum-based screening test for AD, as well a new class of therapeutics to treat AD.

There are currently no FDA-approved diagnostics for Alzheimer's disease.

This press release contains forward-looking statements. Applied NeuroSolutions wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.appliedneurosolutions.com, and review the company's filings with the Securities and Exchange Commission.

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